EXHIBIT 7C

For period ending 10/31/2007 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.



Series Fund Name                                                       Is this the Series last filing
                                                                    Number Series Name for this series?

                                                                                   (Y/N)

128      Wells Fargo Advantage Common Stock Fund                                     N
129      Wells Fargo Advantage Small Cap Value Fund                                  N
130      Wells Fargo Advantage Discovery Fund                                        N
131      Wells Fargo Advantage Enterprise Fund                                       N
132      Wells Fargo Advantage Mid Cap Disciplined Fund                              N
133      Wells Fargo Advantage Opportunity Fund                                      N
134      Wells Fargo Advantage Small Cap Disciplined Fund                            N
135      Wells Fargo Advantage Small/Mid Cap Value Fund                              N